EXHIBIT 16.1

Raich Ende Malter & Co. LLP

1375 Broadway

New York, NY 10018

September 25, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Rotate Black, Inc.’s Current Report on Form 8-K dated September 25, 2009, which we understand will be filed on September 25, 2009. We agree with such statements in paragraphs 1 to 4 of Item 4.01 (Resignation) of such Form 8-K in regard concerning Raich Ende Malter & Co. LLP.  We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K.

Respectfully submitted,

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP